XOMA-PALOBIOFARMA

ROYALTY PURCHASE AGREEMENT

EXECUTION VERSION

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.1

ROYALTY PURCHASE AGREEMENT

dated as of September 26, 2019

between

PALO BIOFARMA, S.L., as Seller,

and

XOMA (US) LLC, as Purchaser

TABLE OF CONTENTS

Page

Article I DEFINED TERMS AND RULES OF CONSTRUCTION1

Section 1.1Defined Terms.1

Section 1.2Rules of Construction.11

Article II PURCHASE AND SALE OF THE PURCHASED ROYALTY PAYMENTS12

Section 2.1Purchase and Sale.12

Section 2.2Purchase Price.13

Section 2.3No Assumed Obligations.13

Section 2.4Excluded Assets.13

Article III REPRESENTATIONS AND WARRANTIES OF SELLER13

Section 3.1Organization.13

Section 3.2No Conflicts.13

Section 3.3Authorization.14

Section 3.4Ownership.15

Section 3.5Governmental and Third Party Authorizations.15

Section 3.6No Litigation.15

Section 3.7Solvency; No Adverse Change.16

Section 3.8Tax Matters.16

Section 3.9No Brokers’ Fees.16

Section 3.10Compliance with Laws.16

Section 3.11Intellectual Property Matters.16

Section 3.12Novartis License Agreement.18

Section 3.13Other Matters.20

Section 3.14Margin Stock.21

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER21

Section 4.1Organization.21

Section 4.2No Conflicts.21

Section 4.3Authorization.21

Section 4.4Governmental and Third-Party Authorizations.22

Section 4.5No Litigation.22

Section 4.6Novartis License Agreement.22

Article V COVENANTS22

Section 5.1Notices; Books and Records; Audit Right.22

Section 5.2Public Announcement; Use of Names.25

Section 5.4Commercially Reasonable Efforts; Further Assurances.25

Section 5.5Royalty Payments.27

Section 5.6License Agreements28

Section 5.7Termination of a License Agreement.32

Section 5.8Audits of Licensee Books and Records.32

Section 5.9Tax Matters.33

Section 5.10Existence.34

Section 5.11Remittance to Joint Escrow Account; Partial Reimbursement of Expenses.35

Article VI THE CLOSING35

Section 6.1Closing.35

Section 6.2Conditions Applicable to Purchaser.35

Section 6.3Conditions Applicable to Seller.36

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TABLE OF CONTENTS
(continued)

Page

Section 6.4Closing Deliverables of Seller.37

Section 6.5Closing Deliverables of Purchaser.37

Article VII INDEMNIFICATION38

Section 7.1Indemnification by Seller.38

Section 7.2Indemnification by Purchaser.38

Section 7.3Procedures.39

Section 7.4Exclusive Remedy.40

Section 7.5No Consequential Damages.40

Article VIII MISCELLANEOUS40

Section 8.1Termination.40

Section 8.2Survival.41

Section 8.3Specific Performance; Equitable Relief.41

Section 8.4Notices.41

Section 8.5Successors and Assigns.42

Section 8.6Nature of Relationship.42

Section 8.7Entire Agreement.42

Section 8.8Governing Law.43

Section 8.9Confidentiality.43

Section 8.10Severability.44

Section 8.11Counterparts.44

Section 8.12Amendments; No Waivers.44

Section 8.13Cumulative Remedies.44

Section 8.14Table of Contents and Headings.44

Section 8.15No Presumption Against Drafting Party.44

EXHIBIT LIST:

Exhibit A Bill of Sale

Exhibit B Form of Novartis Consent

Exhibit C Intellectual Property Matters

Exhibit D Novartis License Agreement

Exhibit E Form of Legal Opinion

Exhibit F Form of Press Release

ii

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (this “Agreement”) dated as of September 26, 2019 (the “Effective Date”), is between PALO BIOFARMA, S.L., a company organized and existing under the laws of Spain, located at Plaza Cein, Polingo Industrial Mocholi, 3110, Noain, Navarra, Spain (“Seller”), and XOMA (US) LLC, a Delaware limited liability company with its principal place of business at 2200 Powell Street, Suite 310, Emeryville, California 94608 (“Purchaser”).

W I T N E S E T H:

WHEREAS, pursuant to the Novartis License Agreement, the existence and receipt of which is acknowledged by Purchaser, Seller has the right to receive certain royalty payments from Novartis based on Net Sales arising from the sale of Novartis Licensed Products (in each case, as defined below); and

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Purchaser, free and clear of all Liens (as defined below), and Purchaser desires to purchase, acquire and accept from Seller, full title to the Purchased Royalty Payments (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (each a “Party,” and collectively, the “Parties”) covenant and agree as follows:

Article I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1Defined Terms.

The following terms, as used herein, shall have the following respective meanings:

“Accounts (as defined in the UCC)” means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State. The term includes health-care-insurance receivables.

“Adverse Change” means any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in a material adverse effect on: (a) the legality, validity or enforceability of any of the Transaction Documents, the License Agreements or the first-priority security interest granted pursuant to Section 2.1(c); (b) the right or ability of Seller to perform any of its obligations under any of the Transaction Documents or under any License Agreement; (c)

the right or ability of Seller to exercise any of its rights or remedies under any License Agreement; (d) the right or ability of Seller or Purchaser to consummate the transactions contemplated hereunder or under any of the other Transaction Documents to which it is a party; (e) the right or ability of Purchaser to exercise any of its rights or remedies under any of the Transaction Documents; (f) the Purchased Royalty Payments, including, without limitation, a material adverse effect on the timing, amount or duration of the Purchased Royalty Payments or the right of Purchaser to receive the Purchased Royalty Payments; or (g) the Product IP Rights or the Products.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the inability to regularly pay its debt as they come due; (c) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, corporate resolutions to address capital impairment events, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors, corporate or corporation law, or other similar Applicable Law now or hereafter in effect (including, but not limited to any proceedings under Spanish Act 22/2003, of July 9, on Insolvency; the Spanish Act 1/2010, of July 2, on Corporations and Limited Liability Companies; or the European Regulation 2015/848, of May 20, 2015, on Insolvency Proceedings; or similar or related regulation enacted in the state where such Person has assets, sufficient connection or centre of main interests to seek or be declared under any such proceedings), or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, insolvency administrator, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (d) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (c) above; or (e) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency, pre-insolvency, corporate, corporation or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within 90 days thereof.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser substantially in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to remain closed.

“CDA” has the meaning set forth in Section 8.9.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

"Commercially Reasonable Efforts" means, with respect to the efforts to be expended by a Party with respect to any objective, the same reasonable, diligent, good faith efforts to accomplish such objective as a commercially reasonable Person of similar character would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and license of a Product by Seller, such efforts shall be substantially equivalent to those efforts and resources commonly used by a commercially reasonable Person of similar character for products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting changes in the status of the Product and the market(s) involved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Depository Bank” shall mean such bank or financial institution as may be agreed between the Parties from time to time to serve as the escrow agent for the Joint Escrow Account (the “Escrow Agent”).

“Disclosure Letter” means the letter (if any) delivered by Seller to Purchaser at the Closing, in form and substance acceptable to Purchaser.

“Disputes” has the meaning set forth in Section 3.11(f).

“Dollar” or the sign “$” means United States dollars.

“EMA” shall mean the European Medicines Agency.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FDA, the EMA and any other government authority in any jurisdiction.

“IFRS” means International Financial Reporting Standards.

“Joint Escrow Account” shall mean the joint escrow account established and maintained at the Depository Bank into which payments of the Novartis Royalty Payments are to be remitted (under the terms of an escrow agreement to be agreed upon by the parties, the “Escrow Agreement”) and the account from which the Depository Bank transfers funds into the Purchaser Account and the Seller Account in accordance with the terms of this Agreement. Purchaser shall be responsible for all fees, expenses and costs associated with establishing and maintaining the Escrow Agreement.

“Knowledge” means (a) with respect to Seller, the actual knowledge of [*], and (b) with respect to Purchaser, the actual knowledge of [*], or, with respect to (a) and (b) directly above, their respective successors in such positions, or, in each case, to the extent any such person or position does not exist at any time, the knowledge of another person with equivalent responsibility, regardless of title; further in each case together with the knowledge that each such individual would have reasonably obtained after making a reasonable inquiry with respect to the particular matter in question.

“Licensee” means (a) any licensee under the Novartis License Agreement or a Palobiofarma License Agreement and any successor or assignee thereunder, and (b) with respect to any New License Agreement entered into by Seller in accordance with the terms hereof, any licensee and any successor or permitted assignee thereof.

“License Agreement” means the Novartis License Agreement, any Palobiofarma License Agreement, and any New License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or other liability or performance of an obligation, including any conditional sale or any sale with recourse. For purpose of clarity, this definition is not intended to mean any option granted in the Novartis License Agreement or any government march-in rights.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fine, judgment, liability, obligation, penalty or Set-off, excluding loss of profit.

“Net Sales” means:

(A) with respect to the Novartis License Agreement, the definition of “Net Sales” as contained therein as of the date hereof.

(B) With respect to any Palobiofarma License Agreement or New License Agreement, the definition of “Net Sales” as defined therein.

(C) With respect to any internal development and sale by Seller of a Palobiofarma Product or a Terminated Novartis Licensed Product, the definition of “Net Sales” shall have the same meaning as the definition of “Net Sales” in the Novartis License Agreement as of the date hereof, with the necessary changes being made to replace all references to Novartis with Seller.

“New License Agreement” has the meaning set forth in Section 5.6(b).

“Novartis” means Novartis Pharma AG, a corporation (Aktiengesellschaft) organized and existing under the laws of Switzerland, located at Lichtstrasse 35, CH-4056 Basel, Switzerland.

“Novartis Consent” means the Consent executed by Novartis substantially in the form attached hereto as Exhibit D.

“Novartis License Agreement” means (a) that certain License Agreement by and between Seller and Novartis made as of September 30, 2015, as amended from time to time (the “Existing Novartis License Agreement”), and (b) any New License Agreement relating to one or more of the Products licensed under the Existing Novartis License Agreement (either now or in the future), as amended from time to time.

“Novartis Licensed Patents” means “Licensor Patents” as defined as of the date hereof in the Novartis License Agreement.

“Novartis Licensed Product” means (a) each “Product” as defined in the Novartis License Agreement, and (b) in the case of a New License Agreement entered into by Seller in accordance with the terms hereof relating to any of the products listed directly above in subsection (a), the analogous term for “product,” “licensed product,” “compound” or any comparable concept as defined in the related New License Agreement.

“Novartis Royalty Payments” means:

(a) royalty payments of [*]% of the aggregate Net Sales of each Novartis Licensed Product, or a Terminated Novartis Licensed Product (as such royalties are paid by Novartis or the applicable payor), in any calendar year during the Novartis Royalty Term (or the applicable royalty term for a New License Agreement, or if a Terminated Novartis Licensed Product is developed internally and sold by Seller or Third Parties on Seller’s behalf, then during the Royalty Term) up to and including a maximum of $[*] and [*]% of the portion of Net Sales of such Product above $[*], payable on a Product-by-Product basis for the Novartis Royalty Term (or the applicable royalty term for a New License Agreement, or if a Terminated Novartis Licensed Product is developed internally and sold by Seller or Third Parties on Seller’s behalf, then during the Royalty Term), including Purchaser’s applicable portion of any payments under a License Agreement in lieu of such royalty payments (including any amounts payable pursuant to indemnification obligations in lieu of such royalty payments), and any overdue interest on any such royalty payments;

(b) all Accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above; and

(c) all Proceeds (as defined under the UCC) of any of the foregoing.

For the avoidance of doubt, Novartis Royalty Payments shall exclude (i) the Upfront Payment and (ii) the Milestone Payments, as defined in the Novartis License Agreement.  Should the Novartis Royalty Payments on a Novartis Licensed Product be reduced as described in [*] the Novartis License Agreement, the Novartis Royalty Payments made to the Purchaser will be reduced proportionally to the reduction. Notwithstanding the foregoing, in no event shall the Novartis Royalty Payments be reduced to less than [*]% as a result of those reductions and Seller shall not be required to make any Novartis Royalty Payments after the expiration of the Novartis Royalty Term.

“Novartis Royalty Report” means “Sales & Royalty Report” as defined in the Novartis Agreement as of the date hereof.

“Novartis Royalty Term” means “Royalty Term” as defined in Section 8.3 of the Novartis License Agreement as of the date hereof.

“Palobiofarma License Agreement” means any license agreement entered into with respect to the Palobiofarma Products, as amended from time to time (which may include a License Agreement with Novartis as the Licensee if such Palobiofarma Product is out-licensed to Novartis).

“Palobiofarma Licensee” means (a) any Licensee under a Palobiofarma License Agreement and (b) with respect to any New License Agreement entered into by Seller in accordance with the terms hereof, any Licensee party to the related New License Agreement and any successor or permitted assignee thereunder.

“Palobiofarma Products” means [*].

“Palobiofarma Royalty Payments” means:

(a) royalty payments of [*]% of the aggregate Net Sales of any and all Palobiofarma Products, in any calendar year during the Royalty Term (or the applicable royalty term for a Palobiofarma License Agreement or a New License Agreement), including Purchaser’s applicable portion of any payments under a License Agreement in lieu of such royalty payments (including any amounts payable pursuant to indemnification obligations in lieu of such royalty payments), and any overdue interest on any such royalty payments;

(b) all Accounts (as defined under the UCC) evidencing the rights to the payments and amounts described in clause (a) above; and

(c) all Proceeds (as defined under the UCC) of any of the foregoing.

For the avoidance of doubt, Palobiofarma Royalty Payments shall exclude any equivalent to the Upfront Payment or the Milestone Payments as defined in the Novartis License Agreement.

“Palobiofarma Royalty Report” means, with respect each Royalty Quarter, any royalty report (including any certifications in respect thereof) required to be prepared and delivered by a Palobiofarma Licensee to Seller pursuant to the applicable Palobiofarma License Agreement.

“Party” and “Parties” has the meaning set forth in the preamble.

“Patent Expiration Date” means, with respect to each Product on a country-by-country basis, the date of expiration of the last-to-expire Valid Claim of the Patent(s) covering such Product in the applicable country.

“Patents” means: (a) any United States and foreign patent applications and patents; (b) any national, regional and international patent applications filed from patent applications and patents included in (a), including any divisional and continuation applications of the patent applications and patents included in (a) and any continuation-in-part applications to the extent dominated by patent applications and patents included in (a); (c) any and all patents that have issued or in the future issue from patent applications included in (a) and (b); and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including substitutions, reexaminations, revalidations, reissues, renewals, and extensions thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office or any other comparable Governmental Authority within or outside the U.S., for any Product IP Rights that are Patents.

“Permitted Liens” means any Liens created, permitted or required by the Transaction Documents in favor of Purchaser or its Affiliates.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Proceeds (as defined in the UCC)” means the following property: (A) whatever is acquired upon the sale, lease, license, exchange, or other disposition of collateral; (B) whatever is collected on, or distributed on account of, collateral; (C) rights arising out of collateral; (D) to the extent of the value of collateral, claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the collateral; or (E) to the extent of the value of collateral and to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the collateral.

“Product” means each of the Novartis Licensed Products and Palobiofarma Products.

“Product IP Rights” means, all intellectual property rights owned or controlled by Seller relating to the Products, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Trademarks”); (b) patents, inventor certificates, patent applications (including provisionals, continuations, divisionals, and continuations in part), utility models and rights equivalent thereto, patents issuing from any applications, reissues, reexaminations, extensions (including patent term extension, supplemental protection certificates, and any extension of term by any appropriate Governmental Authority), and post-grant proceedings and all foreign equivalents thereof (collectively, “Patents”); (c) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (d) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (e) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets.

“Product Patent” means a Patent or patent application applicable to a Product and listed in Exhibit C.

“Purchased Royalty Payments” means Novartis Royalty Payments and Palobiofarma Royalty Payments, as applicable.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means Purchaser’s deposit account with Silicon Valley Bank which account Purchaser may change from time to time by furnishing written notice to Seller and the Escrow Agent.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Recoveries” has the meaning set forth in Section 5.5(e)(iii).

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which any Products (subject to any applicable License Agreement) may be researched, developed, manufactured, used, marketed, imported, exported, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Royalty Quarter” means the three-month period ending on the last day of each of March, June, September and December of each calendar year (or, with respect to any Product subject to a Palobiofarma License Agreement, such other definition of Royalty Quarter as contained in a Palobiofarma License Agreement as is applicable).

“Royalty Report” means any report summarizing the Net Sales of each Product during the relevant Royalty Quarter on a country-by-country basis, and the royalties payable, which shall have accrued hereunder with respect to such Net Sales.

“Royalty Term” means, with respect to any Product, on a Product-by-Product and country-by-country basis, the term commencing on the date of the first commercial sale of such Product in such country until the later of (a) the expiration of the last to expire Valid Claim of the applicable Product Patents and (b) ten (10) years from the date of such first commercial sale of such Product in such country.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the Seller’s account with CaixaBank which account Seller may change from time to time by furnishing written notice to Purchaser and the Escrow Agent.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off, off-set, rescission, counterclaim, credit, reduction, or deduction, including any such item caused by Seller’s breach of a License Agreement that reduces the amount of royalties payable by the applicable Licensee under the applicable License Agreement.

“Sublicensee” means any licensee of the Licensee under the Novartis License Agreement, a Palobiofarma License Agreement or a New License Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Terminated Novartis Licensed Product” means a Novartis Licensed Product that is terminated by Novartis pursuant to Section 12.3 of the Novartis License Agreement such that it is no longer a Novartis Licensed Product under the Novartis License Agreement.

“Third Party” shall mean any Person other than Seller or Purchaser or their respective Affiliates.

“Third Party Patents” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the world, of such Third Party.

“Transaction Documents” means this Agreement, the Bill of Sale, the CDA, the Disclosure Letter (if any) and the Novartis Consent.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that if with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the first priority security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its fifty (50) states, each territory thereof and the District of Columbia.

“Valid Claim” means a claim of any unexpired Patent that has not been withdrawn, canceled or disclaimed nor held to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an unappealed or unappealable decision or, in the case of any patent application, that has not been finally rejected in an appealed or unappealable decision by the relevant patent office.

Section 1.2Rules of Construction.

Unless the context otherwise requires, in this Agreement:

(a)A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS.

(b)Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.

(c)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(g)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(i)The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(k)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(l)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(m)Any reference herein to a term that is defined by reference to its meaning in the License Agreement shall refer to such term’s meaning in the License Agreement (including any other defined terms in such License Agreement that are included in such term’s meaning thereunder) as in existence on the date hereof.

Article II
PURCHASE AND SALE OF THE PURCHASED ROYALTY PAYMENTS

Section 2.1Purchase and Sale.

(a)Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, full title to all of Seller’s rights, title and interest in and to the Purchased Royalty Payments, free and clear of any and all Liens, other than Permitted Liens.

(b)Seller and Purchaser intend and agree that the sale, assignment, transfer and conveyance of the Purchased Royalty Payments under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by Seller to Purchaser of the Purchased Royalty Payments and that such assignment and sale shall provide Purchaser with the full benefits of ownership of the Purchased Royalty Payments. Neither Seller nor Purchaser

intends the transactions contemplated under the Transaction Documents to be, or for any purpose to be characterized as, a loan from Purchaser to Seller or a pledge or assignment. Seller waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by Seller to Purchaser of the Purchased Royalty Payments under Applicable Law, which waiver shall be enforceable against Seller in any Bankruptcy Event in respect of Seller, except if applicable U.S. law requires otherwise. The sale, assignment, transfer, conveyance and granting of the Purchased Royalty Payments shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchaser.

(c)Notwithstanding the foregoing Section 2.1(b), if the transfer contemplated by this Agreement is held by a Third Party not to be a true sale, and despite the Parties’ right and obligation to challenge such recharacterization, Seller hereby grants and pledges to Purchaser, as security for its obligations created hereunder, a first priority security interest in and to all of Seller’s right, title and interest in, to and under the Purchased Royalty Payments, whether now owned or hereafter acquired, and any Proceeds thereof (as such term is defined in the UCC) and, solely in such event, this Agreement shall constitute a security agreement. In furtherance of such grant of security interest, Seller hereby authorizes Purchaser or its designee, and Seller shall reasonably cooperate with Purchaser, to execute, record and file, and consents to Purchaser or its designee executing, recording and filing, at Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence and perfect the sale of the Purchased Royalty Payments and the back-up security interest in the Purchased Royalty Payments granted by Seller to Purchaser under this Section 2.1(c).

Section 2.2Purchase Price.

In full consideration for the sale, assignment, transfer and conveyance of the Purchased Royalty Payments, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller, or Seller’s designee, on the Closing Date, the sum of Ten Million Dollars ($10,000,000), in immediately available funds by wire transfer to Seller Account (the “Purchase Price”) of which [*] will be wired directly to Seller (net of the amount specified in Section 5.11(e) if so elected by Purchaser) and [*] will be wired to the United States Internal Revenue Service to cover potential withholding obligations.  Purchaser acknowledges and agrees that [*] of the Purchase Price may be [*].

Section 2.3No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Royalty Payments and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (including any liability or obligation of Seller under a License Agreement and any payments required to be made to Third Parties). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or its Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4Excluded Assets.

Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or rights, contract or otherwise, of Seller other than the Purchased Royalty Payments.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser as of the date hereof and affirms that such will be true and accurate as of the date of Closing as follows:

Section 3.1Organization.

Seller is a corporation duly organized, validly existing and in good standing under the laws of Spain and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Novartis License Agreement and the Transaction Documents. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in an Adverse Change).

Section 3.2No Conflicts.

(a)None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (1) any Spanish Applicable Law (except applicable bankruptcy legislation) or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to Seller or any of its Affiliates, the Purchased Royalty Payments, or to which Seller’s or any of its Affiliates’ respective assets or properties may be subject or bound, (2) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective assets or properties is bound or committed (including a License Agreement) or (3) any term or provision of any of the organizational documents of Seller; (ii) except for the filing of the UCC-1 financing statements required hereunder, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of Seller or any of its Affiliates or any other Person, or to a loss of any benefit relating to the Purchased Royalty Payments; or (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Product IP Rights, the Products, the Novartis License Agreement, the Purchased Royalty Payments.

(b)Except for Permitted Liens, Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the Novartis License Agreement, the Purchased Royalty Payments, the Product IP Rights, or the Products.

Section 3.3Authorization.

(a) Seller has the legal right to enter into this Agreement and each of the other Transaction Documents, including, without limitation, upon receipt of the Novartis Consent in proper form, the right to sell, assign, transfer and convey the Purchased Royalty Payments to Purchaser as contemplated hereby and by the other Transaction Documents

(b)Seller has all power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Seller has passed all corporate resolutions at shareholder or board level for these purposes (including, but not limited to, where applicable, to the shareholders meeting resolution under article 160(f) of the Spanish Act 1/2010, of July 2, on Corporations and Private Limited Companies). The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents has been, and will be (as applicable), duly executed and delivered by Seller. Each of the Transaction Documents constitutes and will constitute (as applicable) when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 3.4Ownership.

(a)Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalty Payments and has good and valid title thereto, free and clear of all Liens (other than Permitted Liens). The Purchased Royalty Payments, in whole or in part, have not been pledged, sold, subjected to a call option, assigned, transferred, conveyed or granted by Seller to any Person other than Purchaser. Upon receipt of the Novartis Consent in proper form, Seller has full right to sell, assign, transfer and convey the Purchased Royalty Payments to Purchaser. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Royalty Payments to Purchaser, Purchaser shall acquire good, valid and marketable title to the Purchased Royalty Payments free and clear of all Liens (other than Permitted Liens), and, subject to those rights retained by Seller pursuant to this Agreement, shall be the exclusive owner of the Purchased Royalty Payments.

(b)No Person other than Purchaser shall have any right to receive the Purchased Royalty Payments payable under this Agreement and the License Agreements (other than to the extent Purchaser assigns its right to receive such Purchased Royalty Payments to any other Person as permitted herein).

Section 3.5Governmental and Third Party Authorizations.

The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Royalty Payments to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any

Governmental Authority or any other Person, except for the filing of UCC financing statements, the Novartis Consent, and any consent, approval, license, order, authorization or declaration previously obtained.

Section 3.6No Litigation.

There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller, threatened, against, relating to or affecting any Product, any Product IP Rights, or the Purchased Royalty Payments, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of Seller, threatened against, relating to or affecting any Product, any Product IP Rights, or the Purchased Royalty Payments, that, in each case, (i) could reasonably be expected to result in an Adverse Change, or (ii) challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding.

Section 3.7Solvency; No Adverse Change.

Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon Closing, (a) the present fair saleable value of Seller’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of Seller’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Seller will be able to realize upon its assets and regularly pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) Seller will not be rendered insolvent, will have under Applicable Law sufficient capital with which to engage in its business and will not be unable to pay its debts as they mature (and Seller’s net worth is not and shall not become lower than the capital stock as a result of its entering into the transactions contemplated by the Transaction Documents), (e) Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured, (f) Seller will not have become subject to any Bankruptcy Event, and (g) Seller will not have been rendered insolvent. No step has been taken or is intended by Seller or, to the Knowledge of Seller, any other Person to make Seller subject to a Bankruptcy Event. To the Knowledge of Seller, no event has occurred and no condition exists that could reasonably be expected to result in an Adverse Change.

Section 3.8Tax Matters.

Seller has filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it, and all such Tax returns and reports are true, correct and complete, and Seller has paid all Taxes required to be paid by it, except for any such Taxes that are not yet due or delinquent. There are no Liens for Taxes upon the Purchased Royalty Payments.

Section 3.9No Brokers’ Fees.

Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.10Compliance with Laws.

Seller (a) has not violated, is not in violation of, or has not been given notice of any violation of, and (b) is not subject to, is not under investigation with respect to, or has not been threatened to be charged with or been given notice of any violation of, any Applicable Law, judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case with respect to clauses (a) and (b) above, that could reasonably be expected, individually or in the aggregate, to result in an Adverse Change. Seller is in material compliance with the requirements of all Applicable Laws a breach of any of which could reasonably be expected to result in an Adverse Change.

Section 3.11Intellectual Property Matters.

(a)Exhibit C sets forth an accurate and complete list of all Product Patents, including for each such Product Patent: (i) the jurisdictions in which such Product Patent is pending, allowed, granted or issued, (ii) the patent number or pending patent application serial number, (iii) the scheduled expiration date of such issued Product Patent, including extensions granted and applied for, and (iv) the owner of such Product Patent.

(b)To the Knowledge of Seller, the Product Patents are valid and enforceable, and in full force and effect. Each claim of any issued Product Patent is a Valid Claim.

(c)Seller is the exclusive owner of all right, title and interest in each of the Product Patents, subject to the Permitted Liens and rights granted to Novartis under the Novartis License Agreement. Other than pursuant to 35 U.S.C. § 200 et seq. and the License Agreement, Seller has not pledged, assigned, sold, licensed, conveyed, granted, or otherwise transferred any rights to any of the Product Patents to any Person.

(d)There are no unpaid maintenance or renewal fees payable to any Third Party that currently are overdue for any of the Product Patents. No Product Patents have lapsed or been abandoned, cancelled or expired. Each individual associated with the filing and prosecution of the Patents, including the named inventors of the Product Patents, has to Seller’s Knowledge complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Product Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist. To the Knowledge of Seller, there is no Person who is or claims to be an inventor of any of the Product Patents who is not a named inventor thereof.

(e)Subsequent to the issuance of any of the Product Patents, neither Seller nor, to the Knowledge of Seller, Novartis or any Sublicensee has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Product Patent. Seller has not been and is not currently involved in any interference, re-examination, opposition, derivation or other post-grant proceedings involving any of the Product Patents, and to Seller’s Knowledge no

allowable or allowed subject matter of the Product Patents is subject to any competing conception claims of allowable or allowed subject matter of any Patents of any Third Party.

(f)With the exception of: (i) ex parte patent prosecution with respect to the Product Patents and (ii) and proceedings before any Regulatory Agency with respect to the Products being prosecuted by Seller or a Licensee, there is no opposition, interference, reexamination, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) pending or, to the Knowledge of Seller, threatened, challenging the legality, validity, enforceability or ownership of or otherwise relating to any of the Product IP Rights (including the Product Patents) or that could give rise to any Set-off against the Purchased Royalty Payments. There are no Disputes pending, or to the Knowledge of Seller, threatened, involving Seller and any Product, or, to the Knowledge of Seller, pending or threatened against any other Person (including Novartis and any Sublicensees) and relating to any Product. Neither any of the Product IP Rights (including the Patents) nor any Products is subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition of a Dispute. Seller has not commissioned, nor has it received, any written legal opinion that alleges that an issued Patent within the Product Patents is invalid or unenforceable.

(g)There is no pending or, to the Knowledge of Seller, threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product does or could infringe on any Patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the Knowledge of Seller, there are no issued Patents owned by any Third Party that limit or would be infringed by or otherwise violated by the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product, and, to the Knowledge of Seller, there are no pending patent applications owned by any Third Party containing claims that, if a Patent issues thereon, would limit or be infringed by or otherwise violated by the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product.

(h)To the Knowledge of Seller, no Person has infringed or otherwise violated, or is infringing or otherwise violating, any Product IP Rights. Seller has not received any notice of infringement of any Product IP Rights.

(i)Each of Seller and, to the Knowledge of Seller, Novartis has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of any Product IP Rights that are know-how or other trade secrets.

(j)Except for the Product Patents, neither Seller nor any of Seller’s Affiliates owns or licenses any Patents that, absent a license, would be infringed by the manufacture, use, sale, offer for sale or importation of any Product.

(k)Seller has not commissioned, nor has it received, any written legal opinion relating to any Product or Product Patent, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.

Section 3.12Novartis License Agreement.

(a)Other than the Transaction Documents and the Novartis License Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which Seller or any of its Affiliates is a party or by which any of their respective assets or properties is bound or committed (i) that affects or otherwise relates to the Purchased Royalty Payments or the Novartis License Agreement as it relates to the Purchased Royalty Payments (ii) that affects or otherwise relates to the Product IP Rights other than [*], or (ii) for which breach, nonperformance, termination, cancellation or failure to renew could reasonably be expected to result in an Adverse Change. The Novartis License Agreement does not create a Lien on the Purchased Royalty Payments or the Product IP Rights.

(b)Attached hereto as Exhibit D, are (i) true, correct and complete copies of the Novartis License Agreement and any confidentiality agreement relating thereto, as in effect on the date hereof, and there have been no amendments or modifications to such agreements which are not reflected in such Exhibit D, and (ii) all material notices and correspondence with Novartis since January 1, 2015.

(c)The Novartis License Agreement is in full force and effect and is the legal, valid and binding obligation of Seller and Novartis, enforceable against Seller and Novartis in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles. The execution and delivery of, and performance of obligations under, the Novartis License Agreement were and are within the powers of Seller and Novartis. The Novartis License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Seller and, to Seller’s Knowledge, Novartis. Following the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations under this Agreement and the other Transaction Documents, the Novartis License Agreement will continue in full force and effect, without modification, except as expressly set forth in the Novartis Consent as specified in the Transaction Documents, and shall remain the legal, valid and binding obligation of Seller and Novartis, enforceable against Seller and Novartis in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Spanish Applicable Laws affecting creditors’ rights generally and general equitable principles. Novartis has not notified Seller, in writing or otherwise, that the transactions contemplated by the Transaction Documents could result in a breach, violation, cancellation or termination of, constitute a default under, or give Novartis the right to exercise any remedy or obtain any additional rights under, the Novartis License Agreement, or that the Novartis License Agreement is not enforceable against Novartis, in whole or in part. Except as set forth in the Novartis Consent, neither Novartis nor any other Person has any right to consent to, approve, review or receive notice of the execution and delivery of the Transaction Documents and the performance of the Parties’ rights and obligations hereunder and thereunder.

(d)Neither Seller, and to the Knowledge of Seller, nor Novartis are in breach or violation of or in default under or have previously been in breach or violation of or in default under, the Novartis License Agreement. Seller has not received or sent any notice (i) regarding the termination, breach, default or violation of, or the intention to terminate, breach, default, or violate, the Novartis License Agreement, in whole or in part; (ii) that any event has occurred that, with notice or the passage of time or both, would constitute a default under the Novartis License Agreement; (iii) challenging the legality, validity or enforceability of the Novartis License Agreement or Novartis’ obligation to pay the Novartis Royalty Payments thereunder; (iv) asserting that Seller or Novartis is in default of their obligations thereunder; or (v) regarding infringement under the Novartis License Agreement. Seller has no intention of terminating the Novartis License Agreement. To the Knowledge of Seller, no event has occurred that, with notice or the passage of time or both, would (1) give Novartis the right to cease paying Novartis Royalty Payments, (2) give Novartis or Seller the right to terminate the Novartis License Agreement, or (3) constitute or give rise to any breach or default in the performance of the Novartis License Agreement by Seller or Novartis.

(e)Seller has not waived any rights or defaults under the Novartis License Agreement or released Novartis, in whole or in part, from any of its obligations thereunder. There are no waivers, or modifications (or pending requests therefor) in respect of the Novartis License Agreement. Other than those modifications in place at the time of this Agreement, neither Seller nor Novartis has agreed to further amend or waive any provision of the Novartis License Agreement, and there is no current proposal to do so.

(f)Except as provided in the Novartis License Agreement, Seller is not a party to any agreement providing for a sharing of, or providing for, or permitting any Set-off against, the Novartis Royalty Payments. Except as provided in the Novartis License Agreement, Novartis does not have any right of Set-off under any contract or other agreement with Seller against the Novartis Royalty Payments or any other amounts payable to Seller pursuant to the Novartis License Agreement. Novartis has not exercised, and, to the Knowledge of Seller, has not had the right to exercise, and no event or condition exists that, upon notice or passage of time or both, could reasonably be expected to permit Novartis to exercise, any Set-off against the Novartis Royalty Payments or any other amounts payable to Seller under the Novartis License Agreement.

(g)Except as contemplated by Section 2.1 hereof, Seller (i) has not assigned, sold, conveyed, granted or otherwise transferred any of its rights or obligations, in whole or in part, under the Novartis License Agreement and (ii) has not granted, incurred or suffered to exist any Liens (other than Permitted Liens) on the Novartis License Agreement or any of its rights thereunder or on any of the Purchased Royalty Payments. Except as contemplated by Section 2.1 hereof, no Person other than Seller and its successors, assigns, and heirs is entitled to receive any of the royalties and other amounts payable by Novartis under the Novartis License Agreement.

(h)Seller has not consented to any assignment, pledge, sale or other transfer (including licenses) by Novartis of any of Novartis’s rights or obligations under the Novartis License Agreement, and, to the Knowledge of Seller there is not any such assignment, pledge, sale or other transfer (including licenses) by Novartis. Seller has not received any notice from Novartis, nor does Seller have any Knowledge, of Novartis’s intent to pledge, assign, sell, convey, grant, or otherwise transfer (including license) any of Novartis’s rights or obligations under the Novartis License Agreement.

(i)Neither Seller nor Novartis has made any claim of indemnification under the Novartis License Agreement.

(j)Seller has not exercised its rights to conduct an audit under the Novartis License Agreement.

(k)To Seller’s Knowledge, Novartis has complied with any applicable obligations to develop the Novartis Licensed Products and to seek to obtain Regulatory Approval for the Novartis Licensed Products pursuant to the Novartis License Agreement.

Section 3.13Other Matters.

(a)Seller’s exact legal name is PALO BIOFARMA, S.L. Seller’s principal place of business is, and since such date of organization has been, located in, and its jurisdiction of organization is, and since such date of organization has been, Spain. Since such date of organization, Seller has not been the subject of any merger or corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.

(b)The claims and rights of Purchaser created by the Transaction Documents in and to the Purchased Royalty Payments are not and shall not be subordinated by Seller or any agreements to which Seller is subject to any creditor of Seller or any other Person (other than as a result of Purchaser’s own election).

(c)Neither Seller nor any of its Affiliates has exercised any right of Set-off, upon or with respect to the Purchased Royalty Payments or agreed to do or suffer to exist any of the foregoing.  Neither Seller nor any of its Affiliates are aware of any such Set-off right having been asserted or claimed by Novartis.

Section 3.14Margin Stock.

(a) Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1Organization.

Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 4.2No Conflicts.

None of the execution and delivery by Purchaser of any of the Transaction Documents to which Purchaser is party, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of Purchaser.

Section 4.3Authorization.

Purchaser has all corporate power and authority to execute, deliver and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is or will be a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 4.4Governmental and Third-Party Authorizations.

The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements, the Novartis Consent, and any consent, approval, license, order, authorization or declaration previously obtained.

Section 4.5No Litigation.

There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of Purchaser, threatened against, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is or will be party.

Section 4.6Novartis License Agreement.

Purchaser represents that it has received and reviewed the Novartis License Agreement.

Article V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1Notices; Books and Records; Audit Right.

(a)Notices.

(i)As promptly as possible (but in no event more than seven (7) Business Days) after Seller receives notice of, or otherwise acquires Knowledge of any of the following: (1) any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (whether commenced or threatened) relating to the transactions contemplated by the Transaction Documents, the Purchased Royalty Payments, the Product IP Rights, the Products, or a License Agreement; (2) any material violation, breach, default or termination (or any other fact, event or circumstance that, with the passage of time or additional notice, or both, could result in any such violation, breach, default or termination) by any Person under a License Agreement; (3) any change, event, occurrence, state of facts, development or condition that would reasonably be expected to result in an Adverse Change; (4) any allegation or claim by a Third Party that the manufacturing, having manufactured, using, marketing, selling, offering for sale, importing or distributing of any Product infringes any intellectual property rights of such Third Party; (5) any Third Party manufacturing, having manufactured, using, marketing, selling, offering for sale, importing or distributing of any Product in a manner that infringes any intellectual property rights underlying any of the Products; or (6) any other correspondence relating to the foregoing, Seller shall provide to Purchaser (A) written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed corrective action to be taken, and relevant timelines) to which Seller may require an additional term of five (5) Business Days, together with a copy of such written notice received by Seller along with any related materials, and (B) such other information as to enable Purchaser to participate meaningfully in discussions with Seller or Licensee or otherwise regarding such matters.

(ii)As promptly as possible (but in no event more than ten (10) Business Days) after receipt by Seller of any material notice, demand, certificate, correspondence, report or other communication relating to the Purchased Royalty Payments, the Products, the Product IP Rights, or a License Agreement (other than a Royalty Report), Seller shall provide to Purchaser written notice thereof (including reasonable details to enable Purchaser to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, the relief and/or remedies being sought, any proposed correction action to be taken, and relevant timelines), together with a copy of such notice, demand, certificate, correspondence, report or other communication received by Seller.

(iii)As promptly as possible (but in no event more than ten (10) Business Days) after acquiring Knowledge of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of any Product IP Rights, Seller shall provide to Purchaser written notice describing in reasonable detail such infringement, including such information as to enable Purchaser to participate meaningfully in discussions with Seller or such Third Party or otherwise regarding such matters.

(iv)Each of Seller and Purchaser shall provide the other Party with written notice as promptly as possible (but in no event more than three (3) Business Days) after acquiring Knowledge of any of the following: (1) the occurrence of a Bankruptcy Event in respect of itself; (2) any uncured material breach or default by it of or under any covenant, agreement or other provision of any Transaction Document; (3) any material breach in any respect of any representation or warranty made by it in any of the Transaction Documents to which it is a party or in any certificate delivered by it pursuant to this Agreement; or (4) any change, effect, event, occurrence, statement of facts, development or condition that could reasonably be expected to result in an Adverse Change.

(v)Seller shall provide Purchaser with written notice not less than five (5) Business Days prior to any change in, or amendment or alteration of, Seller’s: (1) legal name, (2) form or type of organization, or (3) jurisdiction of organization.

(b) Summary of Set-offs. Seller shall promptly (but in no event more than ten (10) days after receipt of the applicable Royalty Report) deliver to Purchaser, accompanied by reasonable documentation, a summary of the amount and nature of any Set-offs affecting the calculation of the Purchased Royalty Payments and other amounts payable to Seller under any License Agreement for any period, and any indemnity or reimbursements.

(c)Royalty Reports. Following the completion of each Royalty Quarter, Seller shall promptly (but in no event more than ten (10) days after Seller receives a Novartis Royalty Report or a Palobiofarma Royalty Report, as applicable, for such Royalty Quarter) deliver to Purchaser a complete copy of such Novartis Royalty Report or Palobiofarma Royalty Report for the applicable Royalty Quarter. With respect to any Palobiofarma Products or Terminated Novartis Licensed Products that are developed internally and sold by Seller or Third Parties on Seller’s behalf, Seller shall prepare and deliver quarterly Royalty Reports to Purchaser detailing the quarterly Net Sales thereof and the corresponding royalties payable to Purchaser (and if such Products are sold directly by Seller remit such royalties to Purchaser) within forty-five days after the end of each Royalty Quarter.

(d)Seller Books and Records; Audit Right. Seller shall keep and maintain at all times complete and accurate books and records relating to the royalties and other payments (including the Purchased Royalty Payments) received or entitled to be received by Seller under a License Agreement or payable directly by Seller to Purchaser (the “Seller Books and Records”), which books and records shall be maintained for, at minimum, as long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of [*] years thereafter, or such longer period as required by Applicable Law. For so long as Purchaser is entitled to receive Purchased Royalty Payments hereunder and for a period of [*] years thereafter, upon prior written notice to Seller, Purchaser has the right to inspect and, at Purchaser’s expense, to audit the Seller Books and Records to verify the accuracy of the Purchased Royalty Payments made to Purchaser hereunder and the accuracy of any Royalty Report or other report or information provided by Seller to Purchaser pursuant to this Article V. Any such audit shall occur (i) not more than once in any calendar year, unless such audit reveals an underpayment of [*] or more in Purchased Royalty Payments, in which case, Purchaser shall be permitted an additional audit right in such calendar year pursuant to this Section 5.1(d), and (ii) upon not less than 15 days’ prior written notice to Seller. If any such audit results in a determination that for any Royalty Quarter covered by the audit, there was an underpayment of Purchased Royalty Payments to Purchaser, the amount of such deficiency shall be promptly paid, or cause to be paid, by Seller to Purchaser, plus interest for the period from and including the date when such amount should have been paid by Licensee or Seller to Purchaser in accordance with this Agreement through but excluding the date of payment of such amount, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*]. If any such audit reveals an underpayment of [*] or more in Purchased Royalty Payments, then in addition to promptly paying the amount of such underpayment plus interest as provided in the immediately prior sentence, Seller shall also pay to Purchaser an amount equal to the fees and expenses incurred by Purchaser in connection with such audit. If any such audit reveals an overpayment in the Purchased Royalty Payments to Purchaser, the amount of such excess shall be promptly paid, or cause to be paid, by Purchaser to Seller.

(e)Seller shall promptly (but in no event more than five (5) Business Days) make available to Purchaser such other information as Purchaser may, from time to time, reasonably request with respect to (i) a License Agreement, (ii) the Products, (iii) the Product IP Rights, (iv) the Purchased Royalty Payments, and (v) Seller’s compliance with the terms, provisions and conditions of this Agreement, the other Transaction Documents to which it is a party and the License Agreements; provided that if Seller is advised in writing by its counsel that the provision by Seller to Purchaser of such information would constitute a breach of its confidentiality obligations, then Seller shall provide promptly (but in no event more than five (5) Business Days) a material summary of such information to Purchaser to the extent providing such summary would not itself constitute a breach of Seller’s confidentiality obligations.  If Seller is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then Seller shall paraphrase or otherwise describe the substance for Purchaser of such information to the maximum extent possible, as Seller is advised in writing by its counsel, without causing a breach of its confidentiality obligations. Seller shall provide Purchaser with a summary of the current status of the Products within thirty (30) days after the end of each calendar quarter.

Section 5.2Public Announcement; Use of Names.

Section 5.3

(a)Seller and Purchaser agree that, after the execution of this Agreement, no press release or public announcements concerning any of the transactions contemplated by, or the existence or terms of, the Transaction Documents shall be issued or made by either Party hereto without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except for such press release, disclosure or announcement as may be required by Applicable Law or the rules and regulation of the SEC or any securities exchange or trading system, in which case the disclosing Party shall, to the extent practicable, allow the other

Party reasonable time to review and comment on such release or announcement (or to seek a protective order against disclosure) in advance of its issuance. Notwithstanding anything herein to the contrary, the foregoing shall not apply to the issuance of a joint press release announcing this Agreement substantially in the form attached hereto as Exhibit F or any other public announcement using substantially the same text as such press release.

(b)Except as required by law or regulation, neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party or of any of its directors, officers, employees, inventors, agents and representatives, or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure or in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party.

(c)Seller shall promptly make available to Purchaser such other information as Purchaser may, from time to time, reasonably request with respect to a License Agreement, the Products, the Product IP Rights, and the Purchased Royalty Payments subject to compliance with any applicable confidentiality requirements, including, without limitation, providing Purchaser with a summary of the current status of the Products within thirty (30) days after the end of each calendar quarter.

Section 5.4Commercially Reasonable Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each Party hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by the Transaction Documents to which Seller or Purchaser, as applicable, is party, including to (i) effect the sale, assignment, transfer and conveyance of the Purchased Royalty Payments to Purchaser pursuant to this Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other Party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which Seller or Purchaser, as applicable, is party, (iii) perfect, protect, evidence, vest and maintain in Purchaser good, valid and marketable title in and to the Purchased Royalty Payments free and clear of all Liens (other than Permitted Liens), (iv) create, evidence and perfect Purchaser’s back-up security interest granted pursuant to Section 2.1(c), and (v) enable Purchaser to exercise or enforce any of Purchaser’s rights under the Transaction Documents.

(b)Seller and Purchaser shall cooperate and provide assistance as reasonably requested by the other Party hereto, at such other Party’s expense (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other Party hereto, any of its Affiliates or controlling Persons or any of their respective directors, officers, equity-holders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Royalty Payments, or the transactions described herein or therein, but in all cases excluding any litigation (i) brought by Seller (for itself or on behalf of any Seller Indemnified Party) against Purchaser or (ii) brought by Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against Seller.

(c)Seller and Purchaser shall comply with all Applicable Laws with respect to the Transaction Documents, the Purchased Royalty Payments, the License Agreements, and all ancillary agreements related thereto.

(d)Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in each case that would (i) conflict with the Transaction Documents or the rights granted to Purchaser hereunder or thereunder, (ii) impair Seller’s ability to perform its obligations under the Transaction Documents, (iii) serve or operate to limit, circumscribe or impair any of Purchaser’s rights under the Transaction Documents (or Purchaser’s ability to exercise any such rights), or (iv) result in an Adverse Change.

(e)Seller will take Commercially Reasonable Efforts to enter into license agreements with appropriate Third Parties covering the Terminated Novartis Licensed Products and Palobiofarma Products and/or develop them internally. In addition, Seller will not sell the rights to research, develop, commercialize or otherwise exploit any of the Palobiofarma Products or any of the Terminated Novartis Licensed Products without (i) non-binding consultation with Purchaser and (ii) making Commercially Reasonable Efforts to provide Purchaser with royalty payment terms (on an as-combined basis) no less favorable than those provided hereunder on a Product-by-Product basis corresponding to the amount of Novartis Royalty Payments for any Terminated Novartis Licensed Products and the amount of Palobiofarma Royalty Payments for any Palobiofarma Products. To the extent that Seller enters into a Palobiofarma License Agreement or a New License Agreement, it will make Commercially Reasonable Efforts to ensure that such License Agreement includes provisions (i) requiring the applicable Licensee to make Palobiofarma Royalty Payments directly to Purchaser which payments will be made separately from, and in addition to, any payments required to be made to Seller thereunder, and (ii) that convey to Purchaser shared rights in any rights of Seller under such License Agreement (1) to request inspection of or to audit or otherwise review the books, records and accounts of such applicable Licensee, and to receive any related audit reports, (2) to receive reports, worksheets, notices and other associated information, (3) to enforce any rights with respect to the Palobiofarma Royalty Payments (including with respect to any development, commercialization or similar obligations of such applicable Licensee), including without limitation the right to sue third parties for actual or threatened infringement of any rights relating to any Product IP Rights, (4) to make any indemnification claim against such Licensee and (5) to sell, assign, pledge or otherwise transfer the foregoing, in whole or in part, and the payments, proceeds and income of, and the rights to enforce, each of the foregoing.

Section 5.5Royalty Payments.

(a)Erroneous Payments.

(i)If a Licensee, any Sublicensee or any other Person (notwithstanding the terms of the Novartis Consent or any payment instructions for a Palobiofarma License

Agreement or a New License Agreement) makes any payment in respect of the Purchased Royalty Payments that is owed to Purchaser as a Purchased Royalty Payment hereunder, to Seller (or to any of its Affiliates) instead of to Purchaser, then (1) Seller shall hold (or cause such Affiliate to hold) such payment in trust for the sole benefit of Purchaser, (2) Seller (or such Affiliate) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (3) Seller (or such Affiliate) promptly, and in any event no later than five (5) Business Days following the receipt by Seller (or such Affiliate) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to the Purchaser Account, without Set-off or netting of any costs or taxes, by wire transfer of immediately available funds.

(ii)If a Licensee, any Sublicensee or any other Person (notwithstanding the terms of the Novartis Consent or any payment instructions for a Palobiofarma License Agreement or a New License Agreement) makes any payment due under a License Agreement that does not constitute a Purchased Royalty Payment or Purchaser’s portion of any Recoveries, to Purchaser (or to any of Purchaser’s Affiliates) instead of to Seller, then: (1) Purchaser shall hold (or shall cause such Affiliate to hold) such payment in trust for the sole benefit of Seller, (2) Purchaser (or such Affiliate) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon, and (3) Purchaser (or such Affiliate) promptly, and in any event no later than ten (10) Business Days following the receipt by Purchaser (or such Affiliate) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to the Seller Account, without Set-off, by wire transfer of immediately available funds.

(iii)If a Licensee takes (1) any Set-off in full or partial satisfaction of a judgment against Seller or a settlement with Seller or (2) any other Set-off, in any case where such Set-off has the effect of reducing amounts required to be paid to Purchaser hereunder, then Seller shall pay, or cause to be paid, to the Purchaser Account (but in no event later than ten (10) Business Days after Seller acquires Knowledge of such Set-off) an amount equal to the amount of such Set-off without deducting any costs or taxes.

(iv)If either Seller or Purchaser fails to timely comply with their respective obligations under the foregoing clauses (i), (ii), or (iii) then all amounts not timely paid by the due date provided therein shall accrue interest from and including the date such amount was due through but excluding the date such payment in full (together with all interest thereon) is made to the applicable Party, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then-current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*], compounded annually, not to exceed the maximum interest that may be charged under Applicable Law.

(b)Payments.

(i)Seller shall make all payments required to be made by it to Purchaser pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction or withholding for or on account of any Taxes, to Purchaser Account.

(ii)Purchaser shall make all payments required to be made by it to Seller pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction to Seller Account.

(c)Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Applicable Law relating to Tax. To the extent that any amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect to which such deduction and withholding was made.

(d)Seller shall not revoke, amend, modify, supplement, restate, waive, cancel or terminate the executed Novartis Consent without the prior written consent of Purchaser.

Section 5.6License Agreements

(a)Performance of License Agreement. Seller (i) shall perform and comply in all respects with its duties and obligations under each License Agreement, (ii) shall not, without the prior written consent of Purchaser, assign (including by merger, operation of law or otherwise), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any of the foregoing) a License Agreement, in whole or in part in any manner which would result in an Adverse Change (provided that Seller’s prior written consent shall not be required by Seller’s assignment of a License Agreement which could not reasonably be expected to result in an Adverse Change), (iii) shall not grant, incur or suffer to exist any Liens (other than Permitted Liens) on the Purchased Royalty Payments, or a License Agreement, (iv) shall not forgive, release or compromise any of the Purchased Royalty Payments or Recoveries , or grant any rights to a Licensee that would have the effect of doing any of the foregoing, (v) shall not, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a Licensee’s assignment (but not including by merger, or operation of law or assignments as to which Seller’s prior consent to any such assignment is not required by the applicable License Agreement) of, in whole or in part, any rights under a License Agreement, (vi) except for the [*] or pursuant to Section 5.6 or with Purchaser’s prior written consent, shall not enter into any new agreement or legally binding arrangement in respect of, in connection with, or related to any of the Novartis Royalty Payments, the Novartis Licensed Products, or the Novartis License Agreement, (vii) shall not waive any obligation of, or grant any consent to, the applicable Licensee under or in respect of, in connection with, or relating to a License Agreement in any manner which could be reasonably expected to result in an Adverse Change, (viii) shall take Commercially Reasonable Efforts not permit a Licensee to take any Set-off against the Purchased Royalty Payments, and (ix) shall not agree to do anything in contravention of the foregoing.

(b)Non-Impairment of Purchaser’s Rights. Seller shall not, without the prior written consent of Purchaser and subject in all respects to Section 5.5(a): (i) forgive, release or reduce any amount, or delay or postpone any amount, owed to Seller or Purchaser relating to the Purchased Royalty Payments; (ii) waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to the Purchased Royalty Payments; or (iii)

withhold any consent, grant any consent, exercise or waive (or fail to exercise or waive) any right or option, send (or refrain from sending) any notice, or take or fail to take any action in respect of, affecting or relating to the Purchased Royalty Payments, a Product, or a License Agreement.

(c)Breach of License Agreement by Seller. If Seller acquires Knowledge that Seller is (or, with the giving of notice, the passage of time, or both, would be) in breach of or default under a License Agreement, Seller shall promptly (and in any case within five (5) Business Days) provide notice to Purchaser thereof in accordance with Section 5.1(a)(i), and after consultation with Purchaser shall use Commercially Reasonable Efforts (at Seller’s expense) to promptly cure such breach or default; provided, however, that if Seller fails to promptly use Commercially Reasonable Efforts to cure any such breach or default, Purchaser shall, to the extent permitted by a License Agreement, be entitled to take any and all actions it deems reasonably necessary to cure such breach or default, and Seller agrees to cooperate with Purchaser for such purpose and to reimburse Purchaser promptly (but in no event later than ten (10) Business Days) upon demand for all reasonable Third Party costs and expenses incurred in connection therewith.

(d)Breach of License Agreement by Licensee. If Seller acquires Knowledge that a Licensee is (or with the giving of notice or the passage of time, or both, would be) in breach of or default under a License Agreement, Seller shall promptly (and in any case within five (5) Business Days) provide notice to Purchaser thereof in accordance with Section 5.1(a)(i) hereof and following prompt consultation with Purchaser take such Commercially Reasonable Efforts to remedy such situation (including commencing legal actions against such Licensee using legal counsel reasonably satisfactory to Purchaser) and to exercise any or all rights and remedies available to Seller, whether under a License Agreement or by operation of law or equity.

(e)Infringement of the Product IP Rights.

(i)If Seller acquires Knowledge of an infringement by a Third Party of any of the Product IP Rights, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected to result in an infringement by a Third Party of the Product IP Rights, Seller shall provide written notice thereof to Purchaser in accordance with Section 5.1(a)(iii) and after prompt consultation with Purchaser take such Commercially Reasonable Efforts (including commencing legal actions using legal counsel reasonably satisfactory to Purchaser) to abate such infringement and to exercise any or all rights and remedies available to it, whether under a License Agreement or by operation of law or equity.

(ii)If a Licensee (either directly, or indirectly through a Sublicensee) exercises its right to police the applicable Product IP Rights against infringement by any Third Party, then Seller shall exercise its right to voluntarily join any applicable suit, or not exercise such right, and take such other reasonable actions related thereto, as Purchaser reasonably requests of Seller. The portion of all settlement, damages, or other amounts recovered by such Licensee and paid to Seller, in excess of litigation costs, (such portion, the “Licensee

Recoveries”) shall be allocated between Seller and Purchaser pro-rata to the applicable proportional distribution of the royalty payments with regard to the applicable Product.

(iii)If, however, (1) a Licensee fails to timely exercise its option to police the applicable Product IP Rights against infringement, (2) a Licensee fails to take action to abate such infringement within the applicable time period specified the applicable License Agreement, or (3) a Licensee does not have the right to take action to abate such infringement, then Seller shall, after prompt consultation with Purchaser, promptly take (or refrain from taking) actions to abate such infringement (including commencing legal action against the infringing Third Party using legal counsel reasonably satisfactory to Purchaser) and exercise rights and remedies available to it to abate such infringement, whether under the applicable License Agreement or by operation of law or equity, as Purchaser, acting reasonably, requests of Seller. The portion of all settlement, damages, or other amounts recovered by Seller, in excess of litigation costs (such portion, the “Seller Recoveries”, and together with Licensee Recoveries, the “Recoveries”), shall be allocated between Seller and Purchaser pro-rata to the applicable proportional distribution of the royalty payments with regard to the applicable Product.

(iv)Each of Seller and Purchaser shall bear its own fees and expenses incurred in any action taken under this Section 5.5(e) against any infringer. The Parties agree that the Recoveries shall be shared equally between Seller and Purchaser hereunder. Seller shall pay Purchaser pursuant to Section 5.5(b)(i) the portion of any Recoveries to which Purchaser is entitled promptly (but in no event more than 10 Business Days) after Seller receives such Recoveries.

(f)Preservation and Defense of Patents. Subject to the License Agreements, Seller shall: (i) take such actions and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the Product IP Rights, including payment of maintenance fees or annuities, (ii) prosecute patents and any corrections, substitutions, reissues, reviews and reexaminations of the Product IP Rights and any other forms of patent term restoration in any jurisdiction and obtain, or cause the obtainment of, patent listing in the FDA Electronic Orange Book, (iii) diligently defend the Product IP Rights against any interference or claim of invalidity or unenforceability, in any jurisdiction (including by defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non- interference), and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Product IP Rights without prior consultation with the Purchaser. If, after consultation with Purchaser, Seller determines to disclaim, abandon or not to take preventative action related to any of the Product IP Rights, Purchaser may prosecute and maintain such Product IP Rights or take such preventative actions at its sole expense and Seller shall provide commercially reasonable assistance to Purchaser with respect thereto. Further to the foregoing, Seller (1) shall consult with Purchaser regarding any action or inaction contemplated by this Section 5.5(f), and then give Purchaser an opportunity to review the text of, any filing related thereto prior to its submission, (2) shall consult with Purchaser with respect thereto, including to consider in good faith any comments from Purchaser in respect thereof, and (3) shall promptly after making such filing or other submission provide Purchaser with the final version thereof. The costs and expenses of Seller incurred in connection with the foregoing actions shall be borne by Seller.  The costs and expenses of Purchaser incurred in connection with the foregoing actions shall be borne by Purchaser.

(g)Subject to the applicable License Agreement, Purchaser shall have the right to participate in, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding involving the infringement, legality, validity or enforceability of the Product IP Rights proposed to be undertaken by Seller in the exercise of its rights under the applicable License Agreement with respect to the Product IP Rights; provided that the fees and expenses of Purchaser’s outside counsel in connection therewith shall be borne by Seller if such infringement, legality, validity or enforceability directly results from, or is directly caused by Seller’s gross negligence or willful misconduct; otherwise, such fees and expenses shall be borne by Purchaser.

(h)Seller (i) shall make available its relevant records and personnel to Purchaser in connection with any litigation commenced by Seller or Purchaser against a Licensee to enforce any of Seller’s or Purchaser’s rights under this Agreement or a License Agreement, and (ii) shall use Commercially Reasonable Efforts to provide reasonable assistance and authority, at Purchaser’s expense, to file and bring the litigation, including, at Purchaser’s expense, being joined as a party plaintiff.

(i)No Further Grant of Rights. From and after the Effective Date, neither Seller nor its Affiliates shall grant any license in or to the Product IP Rights in any geographic territory, for the Products subject to this Agreement, unless (1) such license becomes a “License Agreement” hereunder, (2) the running or minimum royalty and other payments generated under such license no less favorable than those provided hereunder corresponding to the amount of Novartis Royalty Payments for any Terminated Novartis Licensed Products and the amount of Palobiofarma Royalty Payments for any Palobiofarma Products, and (3) the applicable portion of royalty payments thereunder become “Purchased Royalty Payments.”

Section 5.7Termination of a License Agreement.

(a)Without limiting the provisions of Section 5.5 or any other rights or remedies Purchaser may have under this Agreement, if (i) Seller or a Licensee terminates, or provides written notice of termination of, a License Agreement (in whole or in part) (it being understood that Seller shall not terminate any License Agreement without the prior written consent of Purchaser), or (ii) such License Agreement is otherwise terminated (in whole or in part) other than solely by virtue of the expiration of any of the applicable Product Patents (the “Terminated License Agreement”), then Seller shall use Commercially Reasonable Efforts promptly to (1) pursue a new license arrangement or arrangements with one or more substitute licensees for the applicable Product(s), and (2) negotiate terms, conditions and limitations in the most favorable economic terms to Seller and Purchaser reasonably practicable at the time and with the same proportional split of royalties as contained in the Terminated License Agreement, including with respect to obligations and costs imposed on Seller, disclaimers of Seller’s liability, intellectual property ownership and control, indemnification of Seller and royalty rates (each such replacement licensing arrangement, a “New Arrangement”).

(b)Should Seller identify any New Arrangement(s), Seller shall present the material terms of the New Arrangement(s) to Purchaser and, upon the express written consent of Purchaser (which consent [*] not to be unreasonably withheld, conditioned or delayed), Seller shall execute and deliver a new license agreement(s) effecting such New Arrangement(s) (each, a “New License Agreement”). Thereafter, each New License Agreement shall be included for all purposes in the definition of “License Agreement” hereunder, any payments that are equivalent to the Purchased Royalty Payments due under such New License Agreement shall be included as “Purchased Royalty Payments” hereunder, and Seller’s rights and obligations under the Transaction Documents in respect of the License Agreements shall apply in respect of its rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the Parties hereto to amend this Agreement, the Bill of Sale or any of the other Transaction Documents.

Section 5.8Audits of Licensee Books and Records.

(a)The Parties acknowledge and agree that, with respect to any License Agreement, Seller shall control and, if needed in the good-faith judgment of Seller, enforce any inspection or audit right of the applicable Licensee’s books and records as provided under such License Agreement. The Parties agree that Seller shall not cause any inspection or audit of a Licensee’s books and records without first consulting with the Purchaser. If Seller elects to cause an inspection or audit of a Palobiofarma Licensee’s books and records pursuant to this Section 5.7, then both Parties shall be entitled to participate in such audit or inspection, with Seller having authority (in consultation with Purchaser) to select such Third Party representatives (including any public accounting firm) to undertake such audit or inspection. If Seller elects to cause an inspection or audit of Novartis’ books and records pursuant to this Section 5.7, then only Seller shall be entitled to participate in such audit or inspection, with Seller having authority (in consultation with Purchaser) to select such Third Party representatives (including any public accounting firm) to undertake such audit or inspection. The costs and expenses of any such Third Party inspection or audit carried out pursuant to this Section 5.7(a) shall be borne by Seller. If Purchaser decides to hire its own representatives other than the Third Party representatives selected by Seller (in consultation with Purchaser) with respect to the inspection or audit of a Palobiofarma Licensee’s book and records, Purchaser shall be free to do so solely at its own cost.

(b)In addition, Seller shall, upon the reasonable written request and at the sole expense of Purchaser, initiate an inspection or audit of any Licensee’s books and records with respect to any Product in accordance with the terms of (and subject to the limitations set forth in) the applicable License Agreement.

(c)For the purposes of exercising Purchaser’s rights pursuant to this Section 5.7 in circumstances where Purchaser is requesting that Seller cause an inspection or audit to be made, Seller shall select such public accounting firm as Purchaser shall reasonably recommend for such purpose. Seller and Purchaser agree that all of the expenses of any inspection or audit carried out at the request of Purchaser shall be borne by Purchaser, including fees and expenses of such public accounting firm and either Party’s reasonable out-of-pocket costs. To the extent that disclosure of an inspection or audit report prepared by any qualified Third Party representative (whether or not a public accounting firm) is made to one Party but not the other Party following the exercise of an inspection or audit initiated by either Party pursuant to a

License Agreement, each Party will furnish to the other any inspection or audit report prepared in connection with such inspection or audit to the extent such report was not delivered to both Seller and Purchaser, provided that if Seller is advised in writing by its counsel that the provision by Seller to Purchaser of such report would constitute a breach of its confidentiality obligations, then Seller shall provide promptly (but in no event more than five (5) Business Days after receipt of such audit report) a material summary of such audit report to Purchaser to the extent providing such summary would not itself constitute a breach of Seller’s confidentiality obligations.  If Seller is advised in writing by its counsel that providing Purchaser such material summary will constitute a breach of its confidentiality obligations, then Seller shall paraphrase or otherwise describe the substance for Purchaser of such report to the maximum extent possible, as Seller is advised in writing by its counsel, without causing a breach of its confidentiality obligations. Seller shall, upon Purchaser’s reasonable request, in writing, exercise Seller’s rights under any License Agreement to cause the applicable Licensee to cure, in accordance with the applicable License Agreement, any discrepancy identified by such inspection or audit.

Section 5.9Tax Matters.

(a)Notwithstanding anything to the contrary in the Transaction Documents, Seller and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Royalty Payments for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Purchased Royalty Payments made pursuant to a License Agreement after the Closing Date shall be treated as made to Purchaser or Seller, as applicable, for United States federal, state, local and non-U.S. Tax purposes. The Parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Novartis Consent or other Licensee instructions, a Licensee, any Sublicensee or any other Person makes any future remittance of Purchased Royalty Payments to Seller or Purchaser which Seller or Purchaser must remit to the other Party pursuant to Section 5.4 of this Agreement. Seller shall report the Purchased Royalty Payments hereunder on Form 1042-S Foreign Person’s U.S. Source Income Subject to Withholding or other applicable form as royalties for United States federal, state and local income Tax purposes.

(b)To the extent any amount is withheld at source from a payment made pursuant to a License Agreement, as applicable, such withheld amount shall for all purposes of this Agreement be treated as paid to Seller and Purchaser; e.g., with respect to Purchaser, amounts so withheld shall be attributed to Purchaser, and deemed paid to Purchaser, in accordance with the Purchased Royalty Interests.  Any amounts withheld pursuant to this Section 5.8(b) attributable to Purchaser shall be credited for the account of Purchaser.  If there is an inquiry by any Governmental Authority of Purchaser related to this Section 5.8(b), Seller shall cooperate with Purchaser in responding to such inquiry in a reasonable manner consistent with this Section 5.8.  Neither Party shall have any obligation to gross-up or otherwise pay the other party any amounts with respect to source withholding.  All amounts withheld at source as described herein shall for all purposes of this Agreement be deemed to have been received by the party to which they are attributed as provided above or to which the payment subject to such withholding was made.

(c)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.8 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party hereto has consented to such actions or (ii) the Party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.8. If there is an inquiry by any Governmental Authority of Seller or Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.

Section 5.10Existence.

(a) Seller shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change, and (c) qualify and remain qualified in good standing in each jurisdiction in which it is organized or qualified to do business except to the extent that failure to do so could not reasonably be expected to result in an Adverse Change. In no event shall this Agreement prevent the acquisition, merger or other similar transaction involving Seller and a Third Party, provided that any such Third Party agrees in writing to assume all obligations hereunder and is of a credit quality acceptable to XOMA in its reasonable good faith business judgement.

Section 5.11Remittance to Joint Escrow Account; Partial Reimbursement of Expenses.

(a)Within ninety (90) days following Closing, Seller and Purchaser shall establish a Joint Escrow Account, and Seller and Purchaser, each acting reasonably, shall execute and deliver all documents, certificates and agreements as are reasonably required to establish the Joint Escrow Account.  The escrow agreement applicable to the Joint Escrow Account shall provide that Seller and Purchaser shall provide joint written instructions to the Joint Escrow Account agent unless Seller incurs an Insolvency Event in which case Purchaser shall be the sole provider of written instructions to the Joint Escrow Account agent that are in accordance with the terms of this Agreement.

(b)The Joint Escrow Account shall be maintained by Seller and Purchaser throughout the term of this Agreement.

(c)In accordance with Section 6.4(d), at the Closing Seller shall instruct, and thereafter use Commercially Reasonable Efforts to cause, the payer of any Royalty Payments due under the Novartis License Agreement to deposit such Royalty Payments directly into the Joint Escrow Account. The Joint Escrow Account will be structured in such a manner that all such Royalty Payments will be deposited into the Joint Escrow Account and then the Novartis Royalty Payments and the Purchaser’s portion of any Recoveries shall be transferred to the Purchaser Account and any remaining amounts shall be transferred to the Seller Account. For the avoidance of doubt, all Palobiofarma Royalty Payments shall, to the extent reasonably possible, be paid directly to the Purchaser Account and not into the Joint Escrow Account. After the Closing Seller shall pay and shall instruct and use Commercially Reasonable Efforts to cause the payer of any payments due under a License Agreement other than the Novartis License Agreement to deposit such payments, directly into the Purchaser Account.

(d)If not obtained prior to Closing, then as soon as reasonably practicable following Closing, Seller and Purchaser shall appear, duly represented, before [*] Notary with residence in [*], in order to grant the relevant public deed by virtue of which this Agreement will be notarized and granted into public.  Seller and Purchaser shall diligently carry out and execute, in a coordinated manner, all actions and documents that may be necessary, advisable or useful to grant and make such public deed effective.

(e)Within three (3) Business Days after the Closing, Seller shall reimburse XOMA for [*] of actual documented out-of-pocket transaction-related expenses or, at Purchaser’s option, Purchaser shall net such amount out of the Purchase Price at Closing.

Article VI
THE CLOSING

Section 6.1Closing.

(a) Subject to satisfaction of the closing conditions set forth in Sections 6.2 and 6.3, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place upon the fulfillment of all the Closing Conditions which may be fulfilled remotely via electronic delivery of the executed Transaction Documents and other deliverables; provided that if the Closing does not occur within ninety (90) days of the Effective Date, then this Agreement shall automatically terminate and become null and void unless mutually agreed otherwise by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 6.2Conditions Applicable to Purchaser.

The obligations of Purchaser to effect the Closing and pay the Purchase Price pursuant to Section 2.3 hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Purchaser in its sole discretion:

(a)The representations and warranties set forth in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date) and Seller shall have certified to this in writing at the Closing;

(b)All notices to and consents, approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect;

(c)All of the Transaction Documents shall have been executed and delivered by Seller to Purchaser, and Purchaser shall have received the same;

(d)The UCC-1 financing statement shall have been duly executed and delivered by all the parties thereto, for filing in the proper jurisdiction;

(e)Novartis shall have executed and delivered a fully executed copy of the Novartis Consent to Purchaser substantially in the form attached hereto as Exhibit B;

(f)Seller shall have complied in all material respects with its obligations hereunder and under the other Transaction Documents and Seller shall have certified to this in writing at the Closing; and

(g)There shall not have occurred any event or circumstance that could reasonably be expected to have an Adverse Change.

Section 6.3Conditions Applicable to Seller.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Seller in their sole discretion:

(a)The representations and warranties of Purchaser set forth in the Transaction Documents shall be true, correct and complete in all material respects on and as of the Closing Date (except that representations and warranties that refer to a specific earlier date shall be true and correct in all material respects on such earlier date) and Purchaser shall have certified to this in writing at the Closing.

(b)Purchaser shall have complied in all material respects with its covenants set forth in the Transaction Documents and Purchaser shall have certified to this in writing at the Closing.

Section 6.4Closing Deliverables of Seller.

At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)this Agreement executed by Seller;

(b)the Bill of Sale executed by Seller;

(c)the Disclosure Letter if any;

(d)the Novartis Consent with respect to the License Agreement duly executed by Novartis;

(e)a certificate executed by an executive officer of Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (1) the constitutive documents of Seller and (2) resolutions of the board of directors or other governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated herein and therein and (ii) setting forth the incumbency of the officer(s) of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer(s);

(f)such other certificates, documents and financing statements, executed by Seller as applicable, as Purchaser may reasonably request, including a UCC financing statement reasonably satisfactory to Purchaser to create, evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Royalty Payments pursuant to Section 2.1 and the first priority security interest granted pursuant to Section 2.1(c); and

(g)a legal opinion executed by Seller’s outside counsel substantially in the form attached hereto as Exhibit E.

Section 6.5Closing Deliverables of Purchaser.

At the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following:

(a)this Agreement;

(b)the Bill of Sale; and

(c)the Purchase Price in accordance with Section 2.2.

Article VII
INDEMNIFICATION

Section 7.1Indemnification by Seller.

(a) Seller agrees to indemnify and hold each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, arising out of, or involving any claim, demand, action or proceeding arising out of (a) any breach of any representation, warranty or certification made by Seller in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), (b) any breach or default by Seller in respect of any covenant or agreement made by Seller in any Transaction Document or under the License Agreements, (c) any Excluded Liabilities and Obligations, (d) Third Party claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party relating to the transactions contemplated in any Transaction Document or a License Agreement, (e) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents and (f) acts or omissions of Purchaser or any of its Affiliates based upon written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement); provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that results from the gross negligence or willful misconduct of such Purchaser Indemnified Party or (ii) to the extent resulting from acts or omissions of Seller or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party upon demand. Other than with respect to a breach of Sections [*], or any fraud, willful misconduct, intentional misrepresentation, or intentional breach, in no event shall the maximum aggregate amount of Losses that may be recovered by the Purchaser Indemnified Parties under this Agreement pursuant to this Section 7.1 be greater than [*].

Section 7.2Indemnification by Purchaser.

The Purchaser agrees to indemnify and hold each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including reasonable attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, arising out of, or involving any claim, demand, action or proceeding arising out of (a) any breach of any representation, warranty or certification made by Purchaser in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), (b) any breach or default by Purchaser in respect of any covenant or agreement made by Purchaser in any Transaction Document, (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by the Transaction Documents, and (d) acts or omissions of Seller or any of its Affiliates based upon written instructions from any Purchaser Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement); provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence or willful misconduct of such Seller Indemnified Party, (ii) to the extent resulting from the performance by Seller or any of its Affiliates or the failure of Seller or any of its Affiliates to perform any of its obligations under, or any breach of any of Seller’s representations and warranties in, any of the Transaction Documents, or (iii) to the extent resulting from acts or omissions of Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party (unless Purchaser is otherwise liable for such Losses pursuant to the terms of this Agreement). Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

Section 7.3Procedures.

If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to join in or assume (at the indemnified party’s sole discretion) the defense thereof, with counsel selected by such indemnifying party. If assumed, counsel reasonably satisfactory to the indemnified party shall be selected, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm at the same time (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 7.4Exclusive Remedy.

Subject to Section 8.3, following the Closing, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Seller Indemnified Party or Purchaser Indemnified Party (as applicable) in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a Party hereto in, or pursuant to, any of the Transaction Documents (including certificates or other written documentation delivered thereunder), or any breach or default in respect of any covenant or agreement by a Party hereto pursuant to any Transaction Document or the License Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 7.4 shall not apply to a Party’s claim for indemnification hereunder in the case of fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. In addition, it is understood and agreed among Seller and Purchaser that, notwithstanding this Section 7.4, Purchaser may exercise any remedies available to it at law or in equity in the event that (a) a Bankruptcy Event has occurred with respect to Seller or (b) the back-up security interest granted to Purchaser pursuant to Section 2.1(c) shall cease to create, or shall be asserted by Seller not to create, in the event that the transfer contemplated by this Agreement is held not to be a true sale, a valid, perfected, first priority security interest in the Purchased Royalty Payments, except to the extent that any such loss of perfection or priority results from the failure of Purchaser to make related filings or to continue previously filed financing statements and other documents prior to the expiration thereof.

Section 7.5No Consequential Damages.

IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY

BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE VII.

Article VIII
MISCELLANEOUS

Section 8.1Termination.

Subject to Section 6.1, this Agreement shall terminate six (6) months following the full satisfaction of any amounts due under the License Agreements and receipt by Purchaser of all payments of the Purchased Royalty Payments to which it is entitled hereunder. In the event of the termination of this Agreement pursuant to this Section 8.1, this Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Purchased Royalty Payments or other monetary payment on account of the Purchased Royalty Payments, or remain outstanding pursuant to the terms of this Agreement. Notwithstanding the foregoing, (a) the rights and obligations of the parties arising under Section 5.1(d), Section 5.2, Section 5.3 and Section 5.7 shall survive such termination until three (3) years after the termination of this Agreement; (b) Article I, Article VII, and Article VIII shall survive such termination; and (c) other than with respect to the surviving provisions enumerated in clause (a) and (b) above, there shall be no liability on the part of any Party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, equity-holders, debtholders, members, partners, controlling Persons, managers, agents or employees, other than as provided for in this Section 8.1. Nothing contained in this Section 8.1 shall relieve any Party hereto from liability for any breach of this Agreement that occurs prior to such termination, which liability shall survive such termination.

Section 8.2Survival.

All representations, warranties and covenants made herein and in any other Transaction Document or any certificate or other written documentation delivered pursuant thereto shall survive the Closing and continue in full force and effect until the termination of this Agreement pursuant to Section 8.1 hereof. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any Knowledge of Purchaser, or knowledge with respect to any other Person, acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 8.3Specific Performance; Equitable Relief.

Each of the Parties acknowledges that the other Party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement and to pursue any other equitable remedies including injunction. Each of the Parties hereto may pursue such specific performance or other equitable remedies without going through any of the procedures set forth in Article VII.

Section 8.4Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through registered, certified or first-class mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in each case, confirmed in writing as above with a copy emailed and addressed to the recipient as follows:

if to Seller, to:

Palo Biofarma, S.L.
Plaza Cein, Poligono Industrial Mocholí, Nave 52
Noain, Navarra, Spain 31110
Attention: Julio Castro, CEO
+34 948 346 255
jcastro@palobiofarma.com

with a copy to (which shall not constitute notice):

Oscar Alegre, Partner

RCD Legal

Escoles Pies 102

Barcelona, Spain 08017

+34-93-503-48-68

oalegre@rcd.legal

if to Purchaser, to:

XOMA (US) LLC
2200 Powell Street
Suite 310
Emeryville, CA 94608 USA

Attention: Legal Department
Telephone: (510) 204-7200
Facsimile: (510) 644-2011
Email: bob.maddox@xoma.com

with a copy to (which shall not constitute notice):

Karen Bertero

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071-3197 USA

Telephone: (213) 229-7360

Facsimile: (213) 229-6360

Kbertero@gibsondunn.com

Each Party may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent. Notwithstanding the foregoing, Seller and Purchaser may deliver reports and notices required under Section 5.1 via email provided that the parties shall have agreed in writing upon mutually acceptable procedures for such delivery.

Section 8.5Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller shall not be entitled to assign any of Seller’s obligations and rights under this Agreement without the prior written consent of Purchaser, which shall not be unreasonably withheld, provided that any such assignee agrees in writing to assume all obligations hereunder. Purchaser may assign any of its rights to receive the Purchased Royalty Payments hereunder, in whole or in part, to any Third Party. Purchaser shall give notice of any such assignment to Seller promptly after the occurrence thereof. Notwithstanding the foregoing, either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction, in which case any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.5 shall be null and void.

Section 8.6Nature of Relationship.

The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Authority.

Section 8.7Entire Agreement.

This Agreement together with the Exhibits hereto (which are incorporated herein by reference), the CDA, and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements (except for the CDA), understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

Section 8.8Governing Law.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE RULES THEREOF

RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of a court with applicable jurisdiction located in San Francisco, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court located in San Francisco, California. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.8. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.4. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.

Section 8.9Confidentiality.

All Confidential Information exchanged by the Parties hereto, including Third Party Confidential Information, for purposes of fulfilling this Agreement, shall remain in the ownership of the originating Party, shall be considered and be maintained as Confidential Information as specified in the Mutual Confidentiality Agreement (“CDA”) dated July 10, 2019, incorporated herein in its entirety by reference. The Parties agree that the term of the CDA shall be extended to run concurrently with the term of this Agreement and for a period of three (3) years thereafter, and expressly be amended to further include the obligation to use Confidential Information only for the purpose of fulfilling obligations hereunder, and shall not otherwise be used for the benefit of the Party receiving Confidential Information or for the benefit of a Third Party without prior written approval from the Party disclosing the Confidential Information.

Section 8.10Severability.

If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 8.11Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 8.12Amendments; No Waivers.

Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 8.13Cumulative Remedies.

The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

Section 8.14Table of Contents and Headings.

The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 8.15No Presumption Against Drafting Party.

Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Document against the drafting party has no application and is expressly waived.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

PALO BIOPHARMA, S.L.

By:__________________________

Name: Julio Castro

Title: CEO

XOMA (US) LLC

By:__________________________

Name: James Neal

Title: CEO

[Signature Page to Royalty Purchase Agreement]